The Wilber Corporation Announces Results of
Its Annual Meeting of Shareholders’

FOR IMMEDIATE RELEASE
DATE:	May 2, 2006
FROM:	Douglas Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York - The Wilber Corporation (“Company”), parent company of Wilber National Bank (“Bank”), held its Annual Meeting of Shareholders’ on Saturday, April 29, 2006. At the meeting, all three of the Company’s proposals were approved by shareholders. The number of Directors of the Company was fixed at twelve and four Directors of the Company were elected to the Board for a three-year term. The elected Directors are Messrs. Thomas J. Davis, James L. Seward, Geoffrey A. Smith and Brian R. Wright. Additionally, KPMG LLP was approved by the shareholders as the Company’s independent auditors for the fiscal year ending December 31, 2006.

Messrs. Seward, Smith and Wright were re-elected to their Board seats. Mr. Davis was nominated and elected to assume Director Richard E. Keene’s seat, who retired on April 28, 2006 pursuant to the Company’s mandatory retirement age as provided in its bylaws. Mr. Keene was originally appointed a member of the Company’s Advisory Board in 1976 and has been actively involved in the development of the Company and the Bank as a Director since 1982.

Douglas Gulotty, the Company’s President and CEO, said, “We thank Dick Keene for his many years of service to the Company and the Bank and acknowledge his many contributions and dedication. He has given unselfishly of his time and energy and has worked diligently to enhance the business of banking and the community. We wish him the best in all future endeavors.” Gulotty continued, “The Directors, management , and employees welcome Tom Davis to the Board and look forward to working with him.” Mr. Davis, a Certified Public Accountant who has been in private practice since 2004, is the owner of Arnold-Davis LLC of Binghamton, NY, doing business as Harris Assembly Group, and a Vice President of Endicott Interconnect Technologies, Inc. He is the Board Chairman of the Greater Binghamton Chamber of Commerce, serves on the Board of Lourdes Hospital in Binghamton and is a member of the Greater Binghamton Coalition.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. It is the parent company of Wilber National Bank, a national bank chartered in 1874 with 20 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango and Broome Counties and a loan production office located in Kingston, New York and Syracuse, New York. The Company’s common stock trades under the symbol GIW on the American Stock Exchange.

NOTE: This press release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.